Exhibit 99.1
Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828.
kentringer@caseycomm.com
August 4, 2022
Ann Marr Joins Board of Directors of Cass Information Systems, Inc.
ST. LOUIS – Cass Information Systems, Inc. (Nasdaq: CASS), the leading provider of transportation, energy, telecom and waste invoice payment and information services, reported that Ann Marr has been appointed to its board of directors, effective August 2, 2022.
Marr is currently Executive Vice President of Global Human Resources at World Wide Technology (WWT), a $16 billion systems integrations, value added reseller and software development company. Marr oversees all global human resources functions, which include talent management, policy development, benefits administration, training, immigration, communications, leadership development and employee relations. In addition, she successfully spearheaded WWT’s submission for the Fortune 100 Best Companies to Work For and founded the WWT Women’s Leadership Forum. She has over 30 years of experience in human resources and has also held positions with Enterprise Rent-A-Car and Anheuser-Busch Companies. She is a member of the executive team and board of directors at WWT.
As a WWT strategic partner, Marr manages WWT’s Corporate Development Program, which includes diversity and inclusion, supplier diversity and small business enterprise. She is President of the WWT Charitable Foundation and is very active in the St. Louis community, having served on the Board of Trustees for Maryville University, the St. Louis Regional Chamber Association, the United Way of Greater St. Louis, Charmaine Chapman Society, the St. Louis Police Foundation and the Gateway Arch Park Foundation.
Marr is on the Advisory Board (and founding member of the St. Louis Chapter) of the National Association of African Americans in Human Resources and a member of the Society for Human Resource Management. She was highlighted in Who’s Who is Black St. Louis, honored as “Corporate Executive of the Year” by the St. Louis American newspaper, named as one of the “50 Most Powerful Minority Women in Business” by the Minority Enterprise Advocate magazine, and one of the “25 Most Influential Businesswomen in St. Louis” by the St. Louis Business Journal. She was also selected as a “Leader of Distinction” by the YWCA of Greater St. Louis, recognized as one of the Top Diverse Business Leaders by the St. Louis Business Journal, a recipient of the Leadership Award by the Great Place to Work Institute, and the Missouri Athletic Club 2019 Women of Distinction.
Marr is also an author of a New Orleans cookbook - Classic Creole – A Celebration of Food & Family. She received a Bachelor of Arts degree in Business & Human Resources Management from Webster University.
“We are beyond grateful to attract someone of such achievement and distinction to our board of directors. Ann’s extensive background in human resources will bring great perspective to our company as we navigate the dramatic changes in today’s work environment. In addition, Ann will also be able to add unique perspective as we continue to progress in our diversity, equity and inclusion efforts,” said Eric Brunngraber, Cass chairman and chief executive officer.
About Cass Information Systems
Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $80 billion annually on behalf of clients, and with total assets in excess of $2.4 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Commercial Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.